BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

September 10, 2021

BNY Mellon International Securities Funds, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation – BNY Mellon Emerging Markets Securities Fund

To Whom It May Concern:

BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Emerging Markets Securities Fund (the "Fund"), a series of BNY Mellon International Securities Funds, Inc. (the "Company"), as follows:

Until September 30, 2022, BNY Mellon Investment Adviser Inc. will waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of none of the fund's classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 1.50%. On or after September 30, 2022, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to September 30, 2022, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Company on behalf of the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto

          James Bitetto

          Secretary

Accepted and Agreed To:

BNY Mellon INTERNATIONAL SECURITIES FUND, INC.

By: /s/ James Windels

        James Windels

Treasurer